Exhibit 10.1

August 24, 2023

Fawwad Qureshi
15435 SW Brighton Way
Beaverton, OR 97007

Dear Fawwad,
We are very pleased to confirm your acceptance of our offer to join Trupanion in the capacity of Chief Financial Officer. You will report to the President with a start date of September 25, 2023. Your salary shall be $25,000.00 per month ($300,000.00 per year). You are also eligible for the following:
•An annual bonus of up to 40% of base salary split 50% of the target bonus based on achievement of corporate goals and 50% of the target bonus based on achievement of your individual goals. Annual bonuses are based on Trupanion achieving certain company-wide revenue and profit goals, as well as individual performance. You will be eligible for an annual bonus beginning on October 1, 2023.
•Subject to approval by Trupanion’s Board of Directors or a committee thereof, you will receive an employee equity award, in the form of restricted stock units (“RSUs”), representing 60,000 shares of Trupanion common stock.
◦The grant date of your RSUs is expected to occur on the fifth day of the next available open trading window (or if the fifth day falls on a weekend or holiday, then on the next business day for which a closing price is reported), in accordance to the granting schedule outlined in Exhibit A; and
◦Your RSUs will vest over a period of four years and will be subject to the terms and conditions of Trupanion’s equity incentive plan and standard form of restricted stock unit agreement, which you will be required to accept as a condition of receiving the RSUs.
•4 weeks paid time off per year, on a pro-rata basis.
•One insured pet with Trupanion.
•Reimbursement of travel expenses, not to exceed $30,000.00 in total. All travel expenses must be submitted through our expense reimbursement platform.
You will be eligible for our standard benefits as described in the Summary of Benefits attached to this offer letter, effective the first of the month following hire. Benefit plans may change from time to time. The attached reflects benefits in place for the 2023 plan year.
We maintain Trupanion’s Employee Severance and Change of Control Plan (the “Plan”) for our employees. In the event of a “Qualifying Termination” (as defined in the Plan), the Company agrees (1) that your “Severance Period” means 26 weeks, and (2) Section 4.01(c) of the Plan shall be replaced with, “reimbursement for the cost of your COBRA premiums for you during the six months following your Qualifying Termination (or, in the Company’s sole discretion, a lump sum payment equal to six months of estimated COBRA premiums), less required tax withholding.” The other terms of the Plan remain in full force and effect as applied to you, including but not limited to the provisions of the Plan relating to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
You will be a named insured, with the same rights and benefits as accorded to our other directors and officers, under our directors’ and officers’ liability insurance policy (“D&O Insurance”), which we believe comparable to such policies obtained by similarly situated companies. We will maintain D&O Insurance at all times during your service to us (unless the Board of Directors determines that such insurance is not available to us on commercially reasonable terms).You will be provided with the necessary technology to perform in your role (such as a computer, headset, and monitors). Accessibility is a priority at Trupanion, and we are happy to work with you to provide disability accommodations to help you be successful in your new career.
In addition, employment is contingent on reference and background checks, signing our Non- Disclosure Agreement (“NDA”), Non-Compete and Non-Solicit Agreement (a copy of which is delivered with this offer letter), as well as proof of eligibility to work in the United States.

In the event of any dispute or claim solely related to or arising out of the termination of your employment with Company for any reason (including, but not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by Judicial Dispute Resolution, LLC in King County, Washington (or similar entity if acceptable to Company). You and Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury. This section will not apply to any claims for injunctive relief by Company or you, or to any claims by Company or you arising out of or related to proprietary and/or intellectual property rights.
If you agree that this letter sets forth our understanding, please sign and return to my attention along with the signed NDA. We look forward to you joining the Trupanion Team!
Kind Regards,

Brenna McGibney
Chief Administration Officer

Offer Agreed to and Accepted By:

By:	/s/ Fawwad Qureshi
Name: Fawwad Qureshi
Date:	24 August 2023

Exhibit A

Start Date	Trading window in which equity will be granted
November 1st-January 31st	February
February 1st -April 30th	May
May 1st-July 31st	August
August 1st-October 31st	November
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